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                                                            Exhibit 5.1

                 Opinion of Milbank, Tweed, Hadley & McCloy LLP



                                  June 6, 2000


Inamed Corporation
11 Penn Plaza, Suite 946
New York, NY 10001


Ladies and Gentlemen:

     We have examined the registration statement on Form S-3 to be filed by you with the Securities and Exchange Commission on or about June 6, 2000 (the "Registration Statement") in connection with the registration under the Securities Act of 1933 of shares of your common stock, par value $0.01 per share (the "Shares"), to be offered and sold from time to time by the selling stockholders identified in the Registration Statement.

     Based on these examinations, it is our opinion that upon the completion of the proceedings being taken, or which we, as your special counsel, contemplate will be taken prior to the sale of the Shares, the Shares when offered and sold in the manner referred to in the Registration Statement will be legally and validly issued, fully paid and non-assessable.

     The foregoing opinion is limited to matters involving the Federal laws of the United States of America and the General Corporation Law of the State of Delaware, and we do not express any opinion as to the laws of any other jurisdiction.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to the name of our firm therein, without thereby admitting that we are "experts" under the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder for the purposes of any part of the Registration Statement.

                                       Very truly yours,




RSR/ABP